Exhibit 10.1

August 24, 2016

David Montecalvo

RE:     Offer Letter

Dear David:

We are very pleased to confirm our offer of employment to you for the position of Senior Vice President, Global Operations and Supply Chain for West Pharmaceutical Services, Inc. (the “Company”). In this position, you will report directly to me and you will be an appointed officer of the Company. This letter will confirm the entire compensation package you will enjoy upon joining West. The date you commence employment will be October 3, 2016 or another mutually agreeable time (the “Start Date”).

1.	Base Salary - Your base salary will be $370,000 per year payable on the Company’s normal payroll schedule.

2.
Sign-On Awards. We will provide you with a sign-on cash bonus of $150,000 (“Sign-On Cash Bonus”). The Sign-On Cash Bonus will be paid with your first normal paycheck. The Sign-On Cash Bonus will be subject to a two-year repayment obligation in accordance with the repayment agreement attached to this Offer Letter as Exhibit I.

3.
Relocation- You will be subject to our normal relocation policy attached as Exhibit II. Your relocation bonus payable on the first normal payroll date following your relocation to the Exton, Pennsylvania area, will be equal to two months’ of your then-current salary and will be subject to a one-year repayment obligation. As an exception to our policy, you will receive up to 90 calendar days of temporary housing.

4.
Annual Incentive Compensation - Beginning in 2016, you will participate in West Pharmaceutical Services’ Annual Incentive Plan (“AIP”) with a target bonus of 60% of base salary as of the end of the year and payable in accordance with the terms of the AIP document except as specifically stated in this letter. Your award will be pro-rated based on your Start Date.

5.
Long Term Incentive Compensation Long Term Incentive Compensation. You will be eligible to participate in West’s Long Term Incentive Plan (“LTIP”), which issues equity under the 2016 Omnibus Incentive Compensation Plan. The terms of your awards are summarized below.

a.
Your first award will have a grant date fair value of $300,000 divided equally among stock options (vesting through February 23, 2020) and PSUs (2016-18 performance period), according to the terms in option and PSU award agreements attached hereto as part of Exhibit III.

b.
You will also receive an LTIP award with an expected value of $400,000 split evenly among PSUs (three-year performance based vesting) and stock options (4-year time-vesting) at the Board’s annual grant meeting in February 2017.

c.
The number of options is determined by reference to the Black-Scholes value on the date you commence employment with the Company. The exercise price of options shall be the fair market value (closing price) of the stock on the grant date. The number of PSUs is determined by reference to the fair market value (closing price) of our stock on the date you commence employment with the Company.

6.
One-time Restricted Stock Unit (RSU) Award - You will receive a RSU award with a grant date fair value of $100,000, according to the terms in the RSU agreement attached hereto as part of Exhibit IV. The number of RSUs is determined by reference to the fair market value (closing price) of our stock on the date you commence employment with the Company.

7.	Change in Control Agreement - You will receive our standard Change-in-Control agreement for executive officers, a form of which is attached hereto as Exhibit V.

8.	Severance Agreement - On or before the second anniversary of your start date, you will be entitled to the severance benefits described in the Severance Agreement attached hereto as Exhibit VI.

9.
Benefits - The Company offers excellent benefit programs to all of its employees. You will be eligible to participate in the employee benefit programs which include medical, dental, life insurance, 401(k) plan, a non-contributory cash balance pension plan (including a supplemental employees’ retirement plan), employee stock purchase program and deferred compensation program. There is a waiting period for some of these plans. Information regarding these plans is enclosed.

10.	Vacation - We are able to offer you 20 working days (four weeks) of vacation annually.

11.	Confidentiality Agreement - As a condition of employment, you will be required to sign our standard employee Confidentiality Agreement.

This offer and your employment with the Company are contingent upon satisfactory references and verification of the information on your resume. We will also require that there are no issues raised by the drug screening or criminal background check that we require of all new employees.

David, this highlights the entire compensation package we have offered you. It is difficult to cover all the details of each item, but I would be more than willing to answer any questions or provide additional information to you as necessary.

We very much look forward to your joining our team. We have many challenges and opportunities ahead and look forward to the contributions we know you can make to the success of our Company.

If the terms of his offer are acceptable to you, please so indicate by signing the enclosed copy and this letter and return it to me.

Sincerely,

Eric M. Green
President & Chief Executive Officer

Agreed to and Accepted this 28 day of August, 2016

By: /s/ David Montecalvo
David Montecalvo

EXHIBIT I

SIGN-ON BONUS REPAYMENT AGREEMENT

Pursuant to the terms of the Offer Letter dated August 24, 2016 (the “Offer Letter”), provided to me, David Montecalvo, by West Pharmaceutical Services, Inc. (the “Company”), the Company will pay me $150,000 gross (the “Sign-On Bonus”) on the first normal payroll date following my employment commencement with the Company (“Start Date”).

For purposes of this Agreement:

•
“Cause” means (A) any willful failure by you to perform your duties or responsibilities or to comply with any valid and legal directives of your direct supervisor; (B) any act of fraud, embezzlement, theft or misappropriation of the funds of the Company by you, or your admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; (C) your engagement in dishonesty, illegal conduct or misconduct that is materially injurious to the Company; (D) your breach of any material obligation under any written agreement between you and the Company; or (E) a material violation of a rule, policy, regulation or guideline imposed by the Company or a regulatory or self-regulatory body having jurisdiction over the Company. With respect to subsections (A), (D) and (E), the Company shall give you written notice of any alleged breach or violation of these subsections and afford you 30 days in which to remedy the condition.

•
“Good Reason” means the occurrence of any of the following without your consent: (1) a material diminution in your base salary; (2) a material reduction in your duties, authority or responsibilities relative to your duties, authority, and responsibilities in effect immediately prior to such reduction; or (3) the relocation of your principal place of employment in a manner that lengthens by fifty (50) or more miles your one-way commuting distance to your place of employment; provided that a termination shall only be for Good Reason if: (a) within forty-five (45) calendar days of the initial existence of Good Reason, you provide written notice of Good Reason to the Company; (b) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (c) you terminate employment within sixty (60) calendar days after the expiration of such 30-day remedy period.

In consideration of the payment of the Sign-On Bonus, I agree to the following:

•
In the event that, within 24 months of my Start Date, I terminate my employment with the Company for any reason other than death, disability or Good Reason, or the Company terminates my employment for Cause, I agree to fully repay the Company the amount of the Sign-On Bonus paid by the Company.

•	I am required to repay the Company for Sign-On Bonus immediately upon the applicable termination of employment.

•
I grant an express lien and authorize the Company to deduct from any and all amounts otherwise payable by the Company to me at the time of termination including, wages, accrued, untaken vacation pay, and any severance payments, an amount equal to the Sign-On Bonus. The deduction of any amounts by the Company does not relieve me of the obligation to pay the Company the amount in excess of the amount deducted.

•
In the event of my termination, I am responsible for any tax consequences resulting from the payment of the Sign-On Bonus or the repayment of the Sign-On Bonus by me to the Company. I will not be eligible for tax gross-up assistance. I accept responsibility for any tax liabilities, credits and/or deductions that I may incur as a result.

•	I agree that in the event that I do not timely repay the amounts owed to the Company upon termination, interest will accrue on a monthly compounding basis at the prime rate of interest plus 1%.

•
In the event that it shall become necessary for the Company to pursue its claims against me for the repayment of the Sign-On Bonus, any costs or expenses incurred by the Company including attorney’s fees, shall be my responsibility and any judgment entered against me with regard to the same should include the recovery of such costs and expenses.

I have read this agreement and agree to its terms and conditions. This agreement does not create a contract of employment for any specific period or vest any rights in me other than those specifically provided above. Execution of this agreement is a condition to receiving any installment of the Sign-On Bonus.

EMPLOYEE:                    THE COMPANY

_________________________________    By:    __________________________________
David Montecalvo

________________________________    Name:    __________________________________
Employee Signature

_________________________________    Title:    ___________________________________
Date

EXHIBIT II

Homeowner’s Relocation Policy

EXHIBIT III - Options

September 26, 2016

David Montecalvo

Re:    Your 2016 Long-Term Incentive Plan Award - Stock Option
Dear David:
Congratulations.  On September 26, 2016, the Compensation Committee of our Board of Directors granted you the following stock options.

Stock Option Award:	10,792
Expected Value	$150,000

The expected value is calculated using the Black-Scholes option value on the date of the award. The awards were made under the terms of our 2016 Omnibus Incentive Compensation Plan (the “Plan”). We have attached a summary of the terms of your awards. Please read it carefully.
I am pleased that you are a participant in this long-term incentive compensation program and trust that your participation will be beneficial to both you and the Company.

Sincerely,

Amanda Furiato
Senior Manager, Global Compensation

Enclosures

Summary of Your Stock Options
What is a stock option?
A stock option is the right to purchase a fixed number of shares at a set exercise price. The option granted by this award is a non-qualified stock option. The stock option gains value when the price of our common stock exceeds the exercise price.
How many shares may I purchase and what is the price?
The number of shares you may purchase and the exercise price are as follows:

Exercise Price	Total shares that may be purchased upon exercise
$71.79	10,792

May I purchase the shares immediately?

No. So long as your employment with us continues (except as described below in the event of retirement, death or disability), your option becomes exercisable - or “vests” - as per the schedule below. At the end of the period, you may exercise the entire option. The following chart shows when and what portion of your option is exercisable each year.

Date	Portion of the option is exercisable
September 26, 2016 (grant date)	0
February 23, 2017	2,698
February 23, 2018	2,698
February 23, 2019	2,698
February 23, 2020	2,698

However, in no event will your option be exercisable after the Expiration Date set forth below.
Will my options vest if I retire?
Your options will continue to vest, even if you terminate employment due to retirement, if you have a “Qualifying Retirement” on or after October 1, 2016. To be a Qualifying Retirement, the following criteria must be met at the time of your termination of employment:

1.	You have reached age 57;

2.	You have rendered 10 years of service to the Company and its affiliates; and

3.	Your termination must not be due to “Cause” as defined in the Plan and not due to death or disability.
Vesting will cease and all outstanding awards will be immediately forfeited if the Committee determines in its sole and absolute discretion that any of the following circumstances have occurred:

1.	To the extent permitted by applicable law, you compete with the Company during the period of continued vesting as described in Exhibit II;

2.	You fail to comply with any confidentiality agreements with the Company before or after your termination of employment;,

3.	The Company determines that it could have terminated you for “Cause” due to facts or circumstances discovered after your termination of employment.
During the entire period of continued vesting upon Qualifying Retirement, you remain subject to the Incentive Compensation Recovery Policy described in Exhibit I. If you violate the terms of that policy, vesting will also immediately cease.

What happens if I die or become disabled before the award is fully vested?

Your options will vest immediately 100% if you die or become disabled during the vesting period.

What happens if I terminate employment for any reason other than a Qualifying Retirement, Death or Disability?

Your options will immediately cease vesting upon your termination of employment.

When will my option expire?

If you remain employed, the option expires on February 23, 2026, which will be referred to as the “Expiration Date.” This means that once it becomes exercisable, the option may be exercised until February 22, 2026. In addition,

•	if you die, the option will remain exercisable for one year from your date of death;

•	if you terminate employment due to disability or a Qualifying Retirement, the option will remain exercisable until the Expiration Date;

•	if your employment terminates for any reason other than a Qualifying Retirement, disability, death or removal for cause, the option will expire 90 days after the termination date;

•	if we terminate your employment for cause, the option will expire on the commencement of business on your date of termination.
How do I exercise my stock option?

There are four ways to exercise a stock option.

•	Cash. You write a check to the Company for the exercise price, plus any applicable withholding taxes.

•	Already owned shares. You may deliver or attest vested shares of common stock that you own with a fair market value equal to the exercise price, plus any applicable withholding taxes.

•	Combination of shares and cash. You may use a combination of cash and stock.

•
Reduction of proceeds. You may elect to have shares you would otherwise receive upon the exercise reduced by an amount equal to the total exercise cost divided by the fair market value of the shares at the time of your exercise. In effect, you would receive the “net” shares otherwise due to you after deducting for the exercise cost, plus applicable withholding taxes.

When do I have to pay for the exercise?

The full exercise price and applicable taxes must be paid within three days of exercise.
Will I receive dividends on my unexercised options?

No. Dividends are only payable to you after you exercise your option as long as you do so before the applicable dividend record date.
Additional Information Applicable to Your Stock Option Award

Are there other circumstances that would lead to a forfeiture of my award or the proceeds that I receive from exercising my award?
Yes. All awards are subject to our Incentive Compensation Recovery Policy, which is attached to this award letter as Exhibit I. You are encouraged to carefully read that policy and contact me or the Law Department if you have any questions. The policy generally provides that in addition to forfeitures of all or part of your award due to your termination of employment discussed above, in certain other situations you will forfeit your award and may be required to reimburse us for the amounts you receive as a result of any option that you exercise or share of stock that you sell. Your acceptance of this award is expressly conditioned on your agreement to be subject to the Incentive Compensation Recovery Policy, including the provisions that allow us to deduct any proceeds from other sources of income payable to you. This award would not be made if you did not agree to be subject to that policy.
The clawback period described in the Incentive Compensation Recovery policy is extended for the full duration of the period of continued vesting described in this award. The Compensation Committee may determine in its sole and absolute discretion that if circumstances exist that would permit the recovery of incentive compensation paid to you during the vesting period, in addition to recovering this compensation, all vesting will immediately cease and the remainder of your awards will be forfeited immediately.

Does the Securities Trading Policy apply to my award?

Yes. All sales of shares of company stock (including shares received upon exercise of an option) and all option exercise transactions are subject to our Securities Trading Policy. Option exercises by West’s officers who are subject to Section 16 of the Securities and Exchange Act of 1934 or on the designated persons list under our policy also must meet the review and written pre-approval by our General Counsel requirements of that policy. For information and to access the required pre-clearance form, please go to IntraWest and look under the Legal & Compliance tab.

Does my acceptance of this award guarantee me any future awards, continued employment or additional severance pay?

No. This award is granted at the sole discretion of West. Your receipt of this award does not guarantee any future awards, nor does it guarantee your continued employment with the Company. Subject to applicable law, your employment may be terminated for any reason. Additionally, this award is not part of your base pay or compensation for determination of any severance pay or benefits you may be entitled to upon termination of employment unless that is specifically agreed to in writing between you and the Company.

Where can I find additional information about my award?

This is a summary of the terms of your stock option award. Your award is subject to the terms of the 2016 Omnibus Incentive Compensation Plan. This award is being delivered with an Information Statement, which gives additional information about your award and the 2016 Omnibus Incentive Compensation Plan under which it was granted. We encourage you to read the Information Statement. Additional terms and conditions may apply to your award under the terms of the Omnibus Plan.

EXHIBIT I
Incentive Compensation Recovery Policy

The Company may seek to recover incentive compensation awarded to any recipient in accordance with the terms of this policy. Each award of annual or long-term equity-based or performance-based compensation must specify that the award is subject to this policy.

Restatement of Financial Results. The Company will cancel or will seek to recover all or a portion of an award from any executive officer of the Company if the Company is required to significantly or materially restate its financial statements (other than to comply with changes to applicable accounting principles) with respect to any of the three fiscal years before the payment of the award. The Company also will not pay or will seek to recover all or a portion of an award from any award recipient whose fraud or misconduct causes the restatement of the Company’s financial statements with respect to any of the three fiscal years before the payment of the award.

Calculation Errors. Even if no financial results are restated, if an award is paid or distributed, and it is subsequently determined that the award should have been less than the amount calculated due to mathematical errors, fraud, misconduct or gross negligence, the Company may seek repayment of the award from any award recipient during the three-year period following the payment of the award.

Detrimental Conduct. If an award recipient directly or indirectly engages in conduct that competes with the Company, or any conduct that is materially inimical, contrary, harmful to, or not in the best interests of the Company or if the award recipient fails to comply with any of the material terms and conditions of the award (unless the failure is remedied within ten days after having been notified of such failure), then the Company has the discretion to immediately cancel any and all outstanding awards and require that the award recipient repay all or any portion of an award, including the gain realized on the exercise of a stock option, stock appreciation right or the disposition of any other equity-based award. To be subject to this policy, the detrimental conduct must have occurred while the award recipient was rendering service to the Company, or during the six-month period following the later of (1) the date the recipient ceases rendering service to the Company or, (2) the date the award is paid (or an option or stock appreciation right is exercised).

Exercise of Discretion. With respect to executive officers and members of the board of directors, the compensation committee has the sole and absolute authority (unless the board determines that the whole board should have such authority) to determine whether to exercise its discretion to seek repayment or cancel an award and what portion of an award should be recovered or canceled. With respect to all other award recipients, the officers of the Company have sole and absolute authority. The compensation committee, board or officers, as appropriate, will consider all relevant facts and circumstances in exercising their discretion. These facts and circumstances include: (1) the materiality of any changes to calculations or financial results, (2) the potential windfall received by recipients, (3) the culpability and involvement of the award recipients, (4) the controls in place to limit misconduct or incorrect reporting, (5) the period during which any misconduct occurred, (6) any other negative repercussions experienced by the award recipient, (7) the period that has elapsed since the date of any misconduct and (8) the feasibility and costs of recovering the compensation.

Enforcement. The board intends that this policy will be applied to the fullest extent permitted by applicable law. The Company has the authority to seek recovery through any available means including litigation or the filing of liens, if necessary. The Company also has the authority, to the extent permitted by law, to deduct the amount to be repaid from any amounts otherwise owed to the recipient, including wages or other compensation, fringe benefits, or vacation paid. Whether or not the Company elects to make any deduction, if the Company does not recover the full amount that it has determined should be recovered, the recipient must immediately repay the unpaid balance. By agreeing to accept an award, each award recipient consents to the Company’s right to make these deductions.

EXHIBIT II
Non-Competition Covenant
To receive the benefits of continued vesting upon a Qualifying Retirement, you agree that during the period of continued vesting (the “Restrictive Period”), you will not, and you will not permit any of your Affiliates, or any other Person, directly or indirectly, to:

1.
engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with, the Company’s Business (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

2.	serve as a director, officer, employee or consultant of, or furnish information to, or otherwise facilitate the efforts of, any Person engaged in competition with the Company’s Business;

3.
solicit, employ, interfere with or attempt to entice away from the Company any employee who has been employed by the Company or a Subsidiary in an executive or supervisory capacity in connection with the conduct of the Company’s Business within one year prior to such solicitation, employment, interference or enticement; or

4.	approach, solicit or deal with in competition with the Company or any Subsidiary any Person which at any time during the year immediately preceding the date of your Qualifying Retirement:

a.	was a customer, client, supplier, agent or distributor of the Company or any Subsidiary;

b.
was a customer, client, supplier, agent or distributor of the Company or any Subsidiary with whom employees reporting to or under your direct control had personal contact on behalf of the Company or any Subsidiary; or

c.
was a Person with whom you had regular, substantial or a series of business dealings on behalf of the Company or any Subsidiary (whether or not a customer, client, supplier, agent or distributor of the Company or any Subsidiary).

d.	As used in this Exhibit II, the capitalized terms shall have the meanings set forth below:

i.	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

ii.
The “Company’s Business” means: (a) the manufacture and sale of stoppers, closures, containers, medical-device components and assemblies made from elastomers, metal and plastic for the health-care and consumer-products industries, and (b) any other business conducted by the Company or any of its Subsidiaries or Affiliates during the term of this Agreement and in which you have been actively involved.

iii.	"Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

iv.	“Subsidiary” has the meaning ascribed to the term by section 425(f) of the United States Internal Revenue Code of 1986, as amended.
Enforcement. Should any provision of this Exhibit II be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable.

EXHIBIT III - PSUs

September 26, 2016

David Montecalvo

Re:    Your 2016 Long-Term Incentive Plan Award - Performance Stock Units
Dear David:
Congratulations. As of September 26, 2016, the Compensation Committee of our Board of Directors granted you the following performance stock units (“PSUs”).

Target PSUs:	2,091
Grant Date Fair Value:	$150,000
The grant date fair value is calculated using the fair market value on the date of the award. The awards were made under the terms of our 2016 Omnibus Incentive Compensation Plan (the “Plan”). We have attached a summary of the terms of your awards. Please read it carefully.
I am pleased that you are a participant in this long-term incentive compensation program and trust that your participation will be beneficial to both you and the Company.

Sincerely,

Amanda Furiato
Senior Manager, Global Compensation

Enclosures

Summary of Your Performance Stock Unit Award

What is a performance stock unit?

A PSU represents the conditional right to receive a distribution of shares. The number of shares you will receive depends on how well the Company’s actual performance compares to specified performance goals at the end of the performance period.

What are the performance goals applicable to the PSU award?

The performance levels are based on two equally weighted performance measures. The two measures of Company performance are:

•
Average return on invested capital - also called “ROIC” - is measured by dividing the average of the Company’s net operating profit (without regard to taxes) over the performance period by the average outstanding equity plus debt over that period.

•	Compounded annual revenue growth - also called “CAGR” - is the compound annual growth rate in net sales for the Company over the same period.

What is the performance period for this PSU award?

The Company’s performance against the goals is measured over a three-year period that begins January 1, 2016 and ends December 31, 2018.

Your target PSU award presented on the first page of this letter is the number of shares of West Common Stock that you would receive if the Company obtains 100% of both of the ROIC and CAGR performance targets. Additional shares of Common Stock will be distributed under this PSU award if actual performance exceeds the target performance level, and fewer shares of Common Stock will be distributable if actual performance falls short of the target performance level. No shares of Common Stock will be paid out if actual performance falls below the threshold level described below.

The following table shows the performance targets for CAGR and Average ROIC and the corresponding PSU payouts for the 2016-2018 performance period.

Performance Range		CAGR		Average ROIC
		(applies to 50% of PSUs)		(applies to 50% of PSUs)
		If CAGR is:	Then the payout as a % of Target is:	If ROIC is:	Then the payout as a % of Target is:
Maximum:	150%	14.70%	200%	18.45%	200%
	125%	12.25%	150%	15.38%	150%
	110%	10.78%	120%	13.53%	120%
Target:	100%	9.80%	100%	12.30%	100%
	85%	8.33%	75%	10.46%	75%
Threshold:	70%	6.86%	50%	8.61%	50%
< 70%		< 6.86%	-0-	<8.61%	-0-

If actual CAGR or ROIC falls between any of the performance range percentages above, the payout for that portion of your PSUs will be determined by applying a mathematical formula to estimate the value based on the two nearest percentages.

Can my PSU award be adjusted?

Yes, the Committee can change or revise the targets as it considers appropriate and make adjustments for budgeted exchange rates or an “extraordinary or special item” on a case-by-case basis. Extraordinary or special items include (1) settlement of litigation or actions brought by governmental agencies , (2) changes to the Company’s capital structure, including changes to dividend policy, share repurchase programs, mergers, acquisitions, divestitures, reorganizations and restructurings; and (3) new legislation or governmental regulations enacted or promulgated during the performance period.

When will I know how many shares I am eligible to receive?

The shares will be distributed to you in early 2019 after the ROIC and CAGR for the performance period are calculated. This will be done by the Compensation Committee after review of the Company’s audited financial statements.

Will I receive dividends on my PSUs?

During the performance period, your account will be credited with additional PSUs as if the target PSU award had been reinvested in dividends paid on Common Stock during the period. At the end of the performance period, you may receive additional shares of Common Stock equal to the amount of PSUs credited through this dividend-reinvestment feature. If performance falls below the target levels, you will forfeit some or all of these PSUs based on the applicable payout percentage.

May I defer receipt of my shares?

Delivery of shares upon payout may be deferred under the Deferred Compensation Plan for eligible participants in certain countries. If you are eligible, you will receive details on this deferral opportunity before the end of each performance period and the distribution provisions of the applicable plan will contain additional restrictions. Any election will similarly defer receipt of additional shares you would otherwise receive due to the deemed dividend reinvestment feature.

What happens if I terminate employment during the performance period?

You will not be entitled to receive a distribution with respect to any PSUs granted by this award if your employment terminates for any reason other than a Qualifying Retirement (as defined above) before the end of the performance period.
What happens if I have a Qualifying Retirement during the performance period?

If you have a Qualifying Retirement during the performance period and after October 1, 2016, your PSUs will continue to vest based on the approved performance criteria as if you remained actively employed by the Company. The same vesting cessation provisions applicable to your option awards upon a Qualifying Termination also apply to this award, including the Incentive Compensation Recovery Policy set forth in Exhibit I and the non-competition covenant set forth in Exhibit II.
Additional Information Applicable to Your PSU Award

Are there other circumstances that would lead to a forfeiture of my award or the proceeds that I receive from exercising my award?
Yes. All awards are subject to our Incentive Compensation Recovery Policy, which is attached to this award letter as Exhibit I. You are encouraged to carefully read that policy and contact me or the Law Department if you have any questions. The policy generally provides that in addition to forfeitures of all or part of your award due to your termination of employment discussed above, in certain other situations you will forfeit your award and may be required to reimburse us for the amounts you receive as a result of any option that you exercise or share of stock that you sell. Your acceptance of this award is expressly conditioned on your agreement to be subject to the Incentive Compensation Recovery Policy, including the provisions that allow us to deduct any proceeds from other sources of income payable to you. This award would not be made if you did not agree to be subject to that policy.
The clawback period described in the Incentive Compensation Recovery policy is extended for the full duration of the period of continued vesting described in this award. The Compensation Committee may determine in its sole and absolute discretion that if circumstances exist that would permit the recovery of incentive compensation paid to you during the vesting period, in addition to recovering this compensation, all vesting will immediately cease and the remainder of your awards will be forfeited immediately.

Does the Securities Trading Policy apply to my award?

Yes. All sales of shares of company stock (including shares earned under the PS Unit award) are subject to our Securities Trading Policy. Stock sales by West’s officers who are subject to Section 16 of the Securities and Exchange Act of 1934 or on the designated persons list under our policy also must meet the review and written pre-approval by our General Counsel requirements of that policy. For information and to access the required pre-clearance form, please go to IntraWest and look under the Legal & Compliance tab.

Does my acceptance of this award guarantee me any future awards, continued employment or additional severance pay?

No. This award is granted at the sole discretion of West. Your receipt of this award does not guarantee any future awards, nor does it guarantee your continued employment with the Company. Subject to applicable law, your employment may be terminated for any reason. Additionally, this award is not part of your base pay or compensation for determination of any severance pay or benefits you may be entitled to upon termination of employment unless that is specifically agreed to in writing between you and the Company.

Where can I find additional information about my award?

This is a summary of the terms of your PS Unit award. Your award is subject to the terms of the 2016 Omnibus Incentive Compensation Plan. This award is being delivered with an Information Statement, which gives additional information about your award and the 2016 Omnibus Incentive Compensation Plan under which it was granted. We encourage you to read the Information Statement. Additional terms and conditions may apply to your award under the terms of the Omnibus Plan.

EXHIBIT I
Incentive Compensation Recovery Policy

The Company may seek to recover incentive compensation awarded to any recipient in accordance with the terms of this policy. Each award of annual or long-term equity-based or performance-based compensation must specify that the award is subject to this policy.

Restatement of Financial Results. The Company will cancel or will seek to recover all or a portion of an award from any executive officer of the Company if the Company is required to significantly or materially restate its financial statements (other than to comply with changes to applicable accounting principles) with respect to any of the three fiscal years before the payment of the award. The Company also will not pay or will seek to recover all or a portion of an award from any award recipient whose fraud or misconduct causes the restatement of the Company’s financial statements with respect to any of the three fiscal years before the payment of the award.

Calculation Errors. Even if no financial results are restated, if an award is paid or distributed, and it is subsequently determined that the award should have been less than the amount calculated due to mathematical errors, fraud, misconduct or gross negligence, the Company may seek repayment of the award from any award recipient during the three-year period following the payment of the award.

Detrimental Conduct. If an award recipient directly or indirectly engages in conduct that competes with the Company, or any conduct that is materially inimical, contrary, harmful to, or not in the best interests of the Company or if the award recipient fails to comply with any of the material terms and conditions of the award (unless the failure is remedied within ten days after having been notified of such failure), then the Company has the discretion to immediately cancel any and all outstanding awards and require that the award recipient repay all or any portion of an award, including the gain realized on the exercise of a stock option, stock appreciation right or the disposition of any other equity-based award. To be subject to this policy, the detrimental conduct must have occurred while the award recipient was rendering service to the Company, or during the six-month period following the later of (1) the date the recipient ceases rendering service to the Company or, (2) the date the award is paid (or an option or stock appreciation right is exercised).

Exercise of Discretion. With respect to executive officers and members of the board of directors, the compensation committee has the sole and absolute authority (unless the board determines that the whole board should have such authority) to determine whether to exercise its discretion to seek repayment or cancel an award and what portion of an award should be recovered or canceled. With respect to all other award recipients, the officers of the Company have sole and absolute authority. The compensation committee, board or officers, as appropriate, will consider all relevant facts and circumstances in exercising their discretion. These facts and circumstances include: (1) the materiality of any changes to calculations or financial results, (2) the potential windfall received by recipients, (3) the culpability and involvement of the award recipients, (4) the controls in place to limit misconduct or incorrect reporting, (5) the period during which any misconduct occurred, (6) any other negative repercussions experienced by the award recipient, (7) the period that has elapsed since the date of any misconduct and (8) the feasibility and costs of recovering the compensation.

Enforcement. The board intends that this policy will be applied to the fullest extent permitted by applicable law. The Company has the authority to seek recovery through any available means including litigation or the filing of liens, if necessary. The Company also has the authority, to the extent permitted by law, to deduct the amount to be repaid from any amounts otherwise owed to the recipient, including wages or other compensation, fringe benefits, or vacation paid. Whether or not the Company elects to make any deduction, if the Company does not recover the full amount that it has determined should be recovered, the recipient must immediately repay the unpaid balance. By agreeing to accept an award, each award recipient consents to the Company’s right to make these deductions.

EXHIBIT II
Non-Competition Covenant
To receive the benefits of continued vesting upon a Qualifying Retirement, you agree that during the period of continued vesting (the “Restrictive Period”), you will not, and you will not permit any of your Affiliates, or any other Person, directly or indirectly, to:

5.
engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with, the Company’s Business (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

6.	serve as a director, officer, employee or consultant of, or furnish information to, or otherwise facilitate the efforts of, any Person engaged in competition with the Company’s Business;

7.
solicit, employ, interfere with or attempt to entice away from the Company any employee who has been employed by the Company or a Subsidiary in an executive or supervisory capacity in connection with the conduct of the Company’s Business within one year prior to such solicitation, employment, interference or enticement; or

8.	approach, solicit or deal with in competition with the Company or any Subsidiary any Person which at any time during the year immediately preceding the date of your Qualifying Retirement:

a.	was a customer, client, supplier, agent or distributor of the Company or any Subsidiary;

b.
was a customer, client, supplier, agent or distributor of the Company or any Subsidiary with whom employees reporting to or under your direct control had personal contact on behalf of the Company or any Subsidiary; or

c.
was a Person with whom you had regular, substantial or a series of business dealings on behalf of the Company or any Subsidiary (whether or not a customer, client, supplier, agent or distributor of the Company or any Subsidiary).

d.	As used in this Exhibit II, the capitalized terms shall have the meanings set forth below:

i.	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

ii.
The “Company’s Business” means: (a) the manufacture and sale of stoppers, closures, containers, medical-device components and assemblies made from elastomers, metal and plastic for the health-care and consumer-products industries, and (b) any other business conducted by the Company or any of its Subsidiaries or Affiliates during the term of this Agreement and in which you have been actively involved.

iii.	"Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

iv.	“Subsidiary” has the meaning ascribed to the term by section 425(f) of the United States Internal Revenue Code of 1986, as amended.
Enforcement. Should any provision of this Exhibit II be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable.

EXHIBIT IV - RSUs

September 26, 2016

David Montecalvo

Re:    Restricted Stock Unit (“RSU”) Award
Dear David:
Congratulations. On 26-Sep-2016, the Compensation Committee of our Board of Directors approved an award under the 2016 Omnibus Incentive Compensation Plan (the “Plan”).

AWARD TYPE	Grant Date Fair VALUE	NUMBER OF SHARES
Restricted Stock Unit	$100,000	1,393
The grant date fair value is calculated using the fair market value on the date of the award. The awards were made under the Plan. We have attached a summary of the terms of your awards. Please read it carefully.
I am pleased that you are a participant in this long-term incentive compensation program and trust that your participation will be beneficial to both you and the Company.

Sincerely,

Amanda Furiato
Senior Manager, Global Compensation

Enclosures

Summary of Your RSU

What is an RSU?

An RSU is the right to receive a share of the Company’s Common stock in the future when the RSU vests as described in this Award. It is not an issued share of stock until vested, and it cannot be received in cash upon vesting.

Is the RSU immediately vested?

No. So long as your employment with us continues (except as described below), your RSUs will vest - as per the schedule below.

Date	Portion of the RSUs that are vested
September 26, 2016 (grant date)	0
September 26, 2021	1,393

Will my RSUs vest if I terminate employment?

Your RSUs may become vested, depending on the reason for your termination. Your RSUs will not become vested if you are terminated by the Company with Cause (as defined below) or you terminate employment with the Company without Good Reason (as defined below). If you are terminated by the Company without Cause or you terminate with Good Reason, your RSUs will immediately 100% vest upon such termination

“Cause” means (A) any willful failure by you to perform your duties or responsibilities or to comply with any valid and legal directives of your direct supervisor; (B) any act of fraud, embezzlement, theft or misappropriation of the funds of the Company by you, or your admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; (C) your engagement in dishonesty, illegal conduct or misconduct that is materially injurious to the Company; (D) your breach of any material obligation under any written agreement between you and the Company; or (E) a material violation of a rule, policy, regulation or guideline imposed by the Company or a regulatory or self-regulatory body having jurisdiction over the Company. With respect to subsections (A), (D) and (E), the Company shall give you written notice of any alleged breach or violation of these subsections and afford you 30 days in which to remedy the condition.

“Good Reason” means the occurrence of any of the following without your consent: (1) a material diminution in your base salary; (2) a material reduction in your duties, authority or responsibilities relative to your duties, authority, and responsibilities in effect immediately prior to such reduction; or (3) the relocation of your principal place of employment in a manner that lengthens by fifty (50) or more miles your one-way commuting distance to your place of employment; provided that a termination shall only be for Good Reason if: (a) within forty-five (45) calendar days of the initial existence of Good Reason, you provide written notice of Good Reason to the Company; (b) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (c) you terminate employment within sixty (60) calendar days after the expiration of such 30-day remedy period.

Will my RSUs vest if I die or become disabled?

Yes. If you die or become disabled before the RSUs are 100% vested, you will immediately become vested in any unvested portion of the RSUs.

Will dividend equivalents be credited on the RSUs?

Yes. When a dividend is paid on Company stock, the Company will credit to your account an additional number of RSUs. The number of RSUs to be credited is determined by dividing the dividends paid in respect of the number of RSUs held by you on the relevant dividend record date by the fair market value of the Company’s stock on that dividend record date and in accordance with the terms of the Plan.

May I vote my RSUs before they are vested?

No. Before the shares are vested, they are not issued. Following vesting, when shares are delivered, you will be permitted to vote these shares.

May I make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the RSUs?

No. Because an RSU is a promise to deliver property in the future, it is not subject to Section 83(b) of the Code.
When will the RSU be included in my income?

The value of the RSU will only be included in your income upon vesting. Shares may be withheld in accordance with the Plan to satisfy our withholding obligations.

May I defer my RSUs?

No. These RSUs are not eligible for further deferral under our Non-Qualified Deferred Compensation Plan or 401(k) plan.

Additional Information Applicable to Your RSUs
Are there other circumstances that would lead to a forfeiture of my award or the proceeds that I receive from exercising my award?
Yes. All awards are subject to our Incentive Compensation Recovery Policy, which is attached to this award letter as Exhibit I. You are encouraged to carefully read that policy and contact me or the Law Department if you have any questions. The policy generally provides that in addition to forfeitures of all or part of your award due to your termination of employment discussed above, in certain other situations you will forfeit your award and may be required to reimburse us for the amounts you receive as a result of any option that you exercise or share of stock that you sell. Your acceptance of this award is expressly conditioned on your agreement to be subject to the Incentive Compensation Recovery Policy, including the provisions that allow us to deduct any proceeds from other sources of income payable to you. This award would not be made if you did not agree to be subject to that policy.
The clawback period described in the Incentive Compensation Recovery policy is extended for the full duration of the period of continued vesting described in this award. The Compensation Committee may determine in its sole and absolute discretion that if circumstances exist that would permit the recovery of incentive compensation paid to you during the vesting period, in addition to recovering this compensation, all vesting will immediately cease and the remainder of your awards will be forfeited immediately.

Does the Securities Trading Policy apply to my award?

Yes. All sales of shares of company stock (including RSUs and shares received upon exercise of the Retention Option) and all option exercise transactions are subject to our Securities Trading Policy. Option exercises and stock sales by West’s officers who are subject to Section 16 of the Securities and Exchange Act of 1934 or on the designated persons list under our policy also must meet the review and written pre-approval by our General Counsel requirements of that policy. For information and to access the required pre-clearance form, please go to IntraWest and look under the Legal & Compliance tab.

Does my acceptance of this award guarantee me any future awards, continued employment or additional severance pay?

No. This award is granted at the sole discretion of West. Your receipt of this award does not guarantee any future awards, nor does it guarantee your continued employment with the Company. Subject to applicable law, your employment may be terminated for any reason. Additionally, this award is not part of your base pay or compensation for determination of any severance pay or benefits you may be entitled to upon termination of employment unless that is specifically agreed to in writing between you and the Company.

Where can I find additional information about my award?

This is a summary of the terms of your RSUs. Your award is subject to the terms of the Plan. This award is being delivered with an Information Statement, which gives additional information about your award and the Plan under which it was granted. We encourage you to read the Information Statement. Additional terms and conditions may apply to your award under the terms of the Plan.

EXHIBIT I
Incentive Compensation Recovery Policy

The Company may seek to recover incentive compensation awarded to any recipient in accordance with the terms of this policy. Each award of annual or long-term equity-based or performance-based compensation must specify that the award is subject to this policy.

Restatement of Financial Results. The Company will cancel or will seek to recover all or a portion of an award from any executive officer of the Company if the Company is required to significantly or materially restate its financial statements (other than to comply with changes to applicable accounting principles) with respect to any of the three fiscal years before the payment of the award. The Company also will not pay or will seek to recover all or a portion of an award from any award recipient whose fraud or misconduct causes the restatement of the Company’s financial statements with respect to any of the three fiscal years before the payment of the award.

Calculation Errors. Even if no financial results are restated, if an award is paid or distributed, and it is subsequently determined that the award should have been less than the amount calculated due to mathematical errors, fraud, misconduct or gross negligence, the Company may seek repayment of the award from any award recipient during the three-year period following the payment of the award.

Detrimental Conduct. If an award recipient directly or indirectly engages in conduct that competes with the Company, or any conduct that is materially inimical, contrary, harmful to, or not in the best interests of the Company or if the award recipient fails to comply with any of the material terms and conditions of the award (unless the failure is remedied within ten days after having been notified of such failure), then the Company has the discretion to immediately cancel any and all outstanding awards and require that the award recipient repay all or any portion of an award, including the gain realized on the exercise of a stock option, stock appreciation right or the disposition of any other equity-based award. To be subject to this policy, the detrimental conduct must have occurred during the six-month period following the later of (1) the date the recipient ceases rendering service to the Company or, (2) the date the award is paid (or an option or stock appreciation right is exercised).

Exercise of Discretion. With respect to executive officers and members of the board of directors, the compensation committee has the sole and absolute authority (unless the board determines that the whole board should have such authority) to determine whether to exercise its discretion to seek repayment or cancel an award and what portion of an award should be recovered or canceled. With respect to all other award recipients, the officers of the Company have sole and absolute authority. The compensation committee, board or officers, as appropriate, will consider all relevant facts and circumstances in exercising their discretion. These facts and circumstances include: (1) the materiality of any changes to calculations or financial results, (2) the potential windfall received by recipients, (3) the culpability and involvement of the award recipients, (4) the controls in place to limit misconduct or incorrect reporting, (5) the period during which any misconduct occurred, (6) any other negative repercussions experienced by the award recipient, (7) the period that has elapsed since the date of any misconduct and (8) the feasibility and costs of recovering the compensation.

Enforcement. The board intends that this policy will be applied to the fullest extent permitted by applicable law. The Company has the authority to seek recovery through any available means including litigation or the filing of liens, if necessary. The Company also has the authority, to the extent permitted by law, to deduct the amount to be repaid from any amounts otherwise owed to the recipient, including wages or other compensation, fringe benefits, or vacation paid. Whether or not the Company elects to make any deduction, if the Company does not recover the full amount that it has determined should be recovered, the recipient must immediately repay the unpaid balance. By agreeing to accept an award, each award recipient consents to the Company’s right to make these deductions.

EXHIBIT V

CHANGE-IN-CONTROL AGREEMENT

THIS IS A CHANGE-IN-CONTROL AGREEMENT (the “Agreement”), dated as of October 3, 2016 (the “Effective Date”), between West Pharmaceutical, Services, Inc., a Pennsylvania corporation, (the “Company”) and David Montecalvo (the “Executive”).
Background
The Board of Directors of the Company and the Compensation Committee of the Board have determined that it is in the best interests of the Company and its shareholders for the Company to make the following arrangements with the Executive. These arrangements provide for compensation in the event the Executive should leave the employment of the Company under the circumstances described in this Agreement.
Agreement
In consideration of the Executive’s service as the Senior Vice President, Global Operations and Supply Chain and the mutual covenants and agreements herein, and intending to be legally bound, the Company and the Executive agree as follows:

1.	Definitions. As used in this Agreement, the following terms will have the meanings set forth below:

(a)	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

(b)
“Change in Control” means a change in control of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K as in effect on the date of this Agreement pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Act”), provided, that, without limitation, a Change in Control shall be deemed to have occurred if:

(i)	Any Person, other than:

(1)	the Company,

(2)	any Person who on the date hereof is a director or officer of the Company, or

(3)	a trustee or fiduciary holding securities under an employee benefit plan of the Company, is or becomes the “beneficial owner,” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(ii)
During any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(iii)
The shareholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all of the Company’s assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization (collectively, a “Non-Control Transaction”), that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of the Company (or the surviving entity, or an entity which as a result of the Non-Control Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after the Non-Control Transaction.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Constructive Termination” means the occurrence of any of the following events:

(i)
The Company requires the Executive to assume any duties inconsistent with, or the Company makes a significant diminution or reduction in the nature or scope of the Executive’s authority or duties from, those assigned to or held by the Executive on the Effective Date;

(ii)	A material reduction in the Executive’s annual salary or incentive compensation opportunities;

(iii)	A relocation of the Executive’s site of employment to a location more than 50 miles from the Executive’s site of employment on the Effective Date;

(iv)
The Company fails to provide the Executive with substantially the same fringe benefits that were provided to the Executive as of the Effective Date, or with a package of fringe benefits that, although one or more of such benefits may vary from those in effect as of the Effective Date, is substantially at least as beneficial to the Executive in all material respects as such fringe benefits taken as a whole; or

(v)	A successor of the Company does not assume the Company’s obligations under this Agreement, expressly or as a matter of law.

Notwithstanding the above, no Constructive Termination will be deemed to have occurred under any of the following circumstances:

(1)	the Executive will have consented in writing or given a written waiver to the occurrence of any of the events enumerated in clauses (i) through (v) above;

(2)
the Executive will have failed to give the Company written notice stating the Executive’s intention to claim Constructive Termination and the basis for that claim at least 10 days in advance of the effective date of the Executive’s resignation; or

(3)	The event constituting a Constructive Termination has been cured by the Company prior to the effective date of the Executive’s resignation.

(f)	“Payment” means

(i)	any amount due or paid to the Executive under this Agreement,

(ii)	any amount that is due or paid to the Executive under any plan, program or arrangement of the Company and any of its Subsidiaries, and

(iii)
any amount or benefit that is due or payable to the Executive under this Agreement or under any plan, program or arrangement of the Company and any of its Subsidiaries not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under section 280G of the Code and the Regulations in determining the amount of the “parachute payments” received by the Executive, including, without limitation, any amounts which must be taken into account under the Code and Regulations as a result of (1) the acceleration of the vesting of any option, restricted stock or other equity award granted under any equity plan of the Company or otherwise, (2) the acceleration of the time at which any payment or benefit is receivable by the Executive or (3) any contingent severance or other amounts that are payable to the Executive.

(g)	“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

(h)	“Regulations” means the proposed, temporary and final regulations under sections 4999, 280G or 409A of Code or any successor provisions thereto, as applicable.

(i)	“Retirement Plan” means the West Pharmaceutical Services, Inc. Employees’ Retirement Plan and any successor plan thereto.

(j)
“Savings/Deferred Comp Plan” means the Company’s 401(k) Plan, the Company’s Non-Qualified Deferred Compensation Plan for Designated Employees and any successor plans or other similar plans established from time to time that may allow executive officers to defer taxation of compensation.

(k)
“Separation from Service” is the date on which the Executive ceases to be employed by the Company or any of its Subsidiaries or Affiliates for any reason and, to the extent that section 409A of the Code applies to the Payments under this agreement, shall be the date that the Executive incurs a “separation from service” as defined in that Code section and the Regulations.

(l)	“Subsidiary” has the meaning ascribed to the term by section 425(f) of the Code.

2.	Termination Following a Change in Control.

(a)	Subject to Section 2(b), the Executive will be entitled to the benefits specified in Section 3 if,

(i)
at any time within two years after a Change in Control has occurred, a Separation from Service occurs due to: (A) an involuntary termination of employment by the Company other than by reason of continuous willful misconduct to the detriment of the Company, or (B) as a result of the Executive’s resignation at any time following the Executive’s Constructive Termination, or

(ii)
The Company signs an agreement, the consummation of which would result in the occurrence of a Change in Control, and then, a Separation from Service occurs due to (A) an involuntary termination of employment by the Company other than by reason of continuous willful misconduct to the detriment of the Company, or (B) the Executive’s resignation at any time following the Executive’s Constructive Termination occurring after the date of such agreement (and, if such agreement expires or is terminated prior to consummation, prior to the expiration or termination of such agreement).

(b)	The Executive will not be entitled to the benefits specified in Section 3 if:

(i)	the Executive’s employment terminates for any other reason, including, death, disability, voluntary resignation without a Constructive Termination or retirement under the Retirement Plan, or

(ii)	the Executive is in breach of any of the Executive’s obligations under this Agreement before or following a Separation from Service.

3.
Benefits Payable Upon Termination of Employment. Following a Separation from Service due to a termination of employment described in Section 2(a), the Executive will be entitled to the following benefits:

(a)	Severance Compensation. the Executive will be entitled to severance compensation in an amount equal to two times the sum of

(i)	the Executive’s highest annual base salary rate in effect during the year of the termination of the Executive’s employment, plus

(ii)
the aggregate amount of the annual bonuses paid or payable to the Executive for the three fiscal years immediately preceding a Change in Control divided by the number of fiscal years as to which such bonuses were paid or payable;

provided, however, that if at any time before the third anniversary of a Separation from Service, the Executive either (x) elects retirement under the Retirement Plan, or (y) reaches normal retirement age under the Retirement Plan, if the Executive had remained employed by the Company, then the Executive’s severance compensation under this Section 3(a) will be reduced by an amount equal to the product obtained by multiplying such severance compensation by a fraction the numerator of which is the number of days elapsed from the Separation from Service until the date on which either of the events described in clauses (x) or (y) first occurs, and the denominator of which is 1095.
Except as set forth in Section 3(e), the severance compensation paid hereunder will not be reduced to the extent of any other compensation for the Executive’s services that the Executive receives or is entitled to receive from any other employment consistent with the terms of this Agreement.

(b)	Equivalent of Vested Savings/Deferred Comp Plan Benefit. The Company will pay to the Executive the difference, if any, between

(i)
the benefit the Executive would be entitled to receive under the Savings/Deferred Comp Plan if the Company’s contributions to the Savings/Deferred Comp Plan were fully vested upon the Separation from Service, and

(ii)	the benefit the Executive is entitled to receive under the terms of the Savings/Deferred Comp Plan upon the Separation from Service.

Any such benefit will be payable at such time and in such manner as benefits are payable to the Executive under the Savings/Deferred Comp Plan.

(c)
Unvested Equity Awards. All stock options, other equity-based awards and shares of the Company’s stock granted or awarded to the Executive pursuant to any Company compensation or benefit plan or arrangement, but which are unvested, will vest immediately upon the Separation from Service. The provisions of this Section 3(c) will supersede the terms of any such grant or award made to the Executive under any such plan or arrangement to the extent there is an inconsistency between the two.

(d)
Employee and Executive Benefits. The Executive will be entitled to a continuation of all hospital, medical, dental, and similar insurance benefits not otherwise addressed in this Agreement in the same manner and amount to which the Executive was entitled on the date of a Change in Control or on the date of Constructive Termination of the Executive’s employment (whichever benefits are more favorable to the Executive) until the earlier of:

(i)	a period of 36 months after the Separation from Service,

(ii)	the Executive’s retirement under the Retirement Plan, or

(iii)	the Executive’s eligibility for similar benefits with a new employer.

Assistance in finding new employment will be made available to the Executive by the Company if the Executive so requests. Upon the Separation from Service, Company cars must be returned to the Company.

(a)
No Duplication of Payments. If Executive is entitled to receive any Payment under this Agreement, he shall not also be entitled to receive severance payments under any other plan, program or agreement with the Company.

4.	Excise Tax Limitation.

(a)
Limitation. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any Payments received or to be received by the Executive in connection with the Executive’s employment with the Company (or termination thereof) under this Agreement or otherwise would subject the Executive to the excise tax (plus any related interest and penalties) imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the Executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (i) such cash Payments shall first be reduced (if necessary, to zero), then (ii) all non-cash Payments (other than those relating to equity and incentive plans) shall next be reduced (if necessary, to zero, and finally (iii) all other non-cash Payments relating to equity and incentive plans shall be reduced.

(b)
Determination of Application of the Limitation. Subject to the provisions of Section 4(c), all determinations required under this Section 4 shall be made by the accounting firm that was the Company’s independent auditors immediately prior to the Change in Control (or, in default thereof, an accounting firm mutually agreed upon by the Company and the Executive) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Executive and the Company within fifteen days of the Change in Control, the Separation from Service or any other date reasonably requested by the Executive or the Company on which a determination under this Section 4 is necessary or advisable. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall cause the Accounting Firm to provide the Executive with an opinion that the Accounting Firm has substantial authority under the Code and Regulations not to report an Excise Tax on the Executive’s federal income tax return. Any determination by the Accounting Firm shall be binding upon the Executive and the Company.

(c)
Procedures. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in Payments that would be less on an after-tax basis than had those payments been limited under Section 4(a). Such notice shall be given as soon as practicable after the Executive knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. the Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which the Executive notifies the Company, or such shorter period ending on the date the Taxes with respect to such claim are due (the “Notice Period”). If the Company notifies the Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Executive; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim. The Executive shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by the Company, the Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and pursue a refund, the Company shall advance the amount of such payment to the Executive on an after-tax and interest-free basis (the “Advance”). The Company’s control of the contest related to the claim shall be limited to the issues related to the Payments and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. The Advance or other payments and the reimbursement of any related costs, expenses or taxes payable under this Section 4(c) and/or Section 4(e) shall be made on or before the end of the Executive’s taxable year following the taxable year in which any additional taxes are payable by the Executive or if no additional taxes are payable the Executive’s taxable year following the taxable year in which the audit or litigation is closed. Notwithstanding the above, to the extent required to avoid the penalty taxes and interest payable under section 409A of the Code, if the Executive is a “specified person” within the meaning of that Code section, the Advance shall be delayed until the date that is six months following the Separation from Service.

(d)
Repayments. If, after receipt by the Executive of an Advance, the Executive becomes entitled to a refund with respect to the claim to which such Advance relates, the Executive shall pay the Company the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto). If, after receipt by the Executive of an Advance, a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Company does not promptly notify the Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by the Executive.

(e)
Further Assurances. The Company shall indemnify the Executive and hold the Executive harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by the Executive with respect to the exercise by the Company of any of its rights under this Section 4, including, without limitation, any Losses related to the Company’s decision to contest a claim or any imputed income to the Executive resulting from any Advance or action taken on the Executive’s behalf by the Company hereunder. Subject to the last sentence of Section 4(c), the Company shall pay all legal fees and expenses incurred under this Section 4 and shall promptly reimburse the Executive for the reasonable expenses incurred by the Executive in connection with any actions taken by the Company or required to be taken by the Executive hereunder. The Company shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 4(b).

5.
Payment of Severance Compensation. The severance compensation set forth in Section 3(a) will be payable in 36 equal monthly installments commencing on the first day of the month following the month in which the Separation from Service occurs. Notwithstanding the above, in the event that the Executive is a “specified employee” within the meaning of Code section 409A, the first six monthly installments shall be paid in a lump sum on the first day of the month following or coincident with the date that is six months following the Separation from Service and all remaining monthly installments shall be paid monthly.

6.	Legal Fees. The Company will pay all legal fees and expenses which the Executive may incur as a result of the Company’s contesting the validity or enforceability of this Agreement.

7.
Payments Final. In the event of a termination of the Executive’s employment under the circumstances described in this Agreement, the arrangements provided for by this Agreement, and any other agreement between the Company and the Executive in effect at that time and by any other applicable plan of the Company in which the Executive then participates, will constitute the entire obligation of the Company to the Executive, and performance of that obligation will constitute full settlement of any claim that the Executive might otherwise assert against the Company on account of such termination. The Company’s obligation to pay the Executive under this Agreement will be absolute and unconditional and will not be affected by any circumstance, including without limitation, any set-off, counterclaim, defense or other rights the Company may have against the Executive or anyone else as long as the Executive is not in beach of the Executive’s obligations under this Agreement.

8.	Non-Competition.

(a)
During the one-year period following the Executive’s termination of employment covered by this Agreement, the Executive will not, and will not permit any of the Executive's Affiliates, or any other Person, directly or indirectly, to:

(i)
engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with, the Company's Business in the United States (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

(ii)
serve as a director, officer, employee or consultant of, or furnish information to, or otherwise facilitate the efforts of, any Person engaged in competition with the Company's Business in the United States;

(b)
solicit, employ, interfere with or attempt to entice away from the Company any employee who has been employed by the Company or a Subsidiary in an executive or supervisory capacity in connection with the conduct of the Company's Business within one year prior to such solicitation, employment, interference or enticement; or

(c)	approach, solicit or deal with in competition with the Company or any Subsidiary any Person which at any time during the 12 months immediately preceding the Termination Date:

(i)	was a customer, client, supplier, agent or distributor of the Company or any Subsidiary;

(ii)
was a customer, client, supplier, agent or distributor of the Company or any Subsidiary with whom employees reporting to or under the direct control of the Executive had personal contact on behalf of the Company or any Subsidiary; or

(iii)
was a Person with whom the Executive had regular, substantial or a series of business dealings on behalf of the Company or any Subsidiary (whether or not a customer, client, supplier, agent or distributor of the Company or any Subsidiary).

(d)
The "Company's Business" means: (i) the manufacture and sale of stoppers, closures, containers, medical-device components and assemblies made from elastomers, metal and plastic for the health-care and consumer-products industries, and (ii) any other business conducted by the Company or any of its Subsidiaries or Affiliates during the term of this Agreement and in which the Executive has have been actively involved.

9.
Confidentiality and Enforcement. Executive’s obligations under any Confidentiality and Non-Disclosure Agreements with the Company and the non-compete agreement described in Section 8 (collectively, the “Material Ancillary Agreements”) are hereby affirmed. A breach of any Material Ancillary Agreement is a breach of this Agreement and all Payments and obligations of the Company under this Agreement shall cease in the event of the breach of those Material Ancillary Agreements. The Executive acknowledges that a breach of the covenants contained in the Material Ancillary Agreements and incorporated by reference into this Agreement will cause the Company immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate. The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of such agreements. The Company may contact any Person with or for whom the Executive works after the Executive’s employment by the Company ends and may send that Person a copy of those agreements and/or this Agreement. In consideration of the benefit of having the protection afforded by this Agreement, the Executive agrees that the provisions of the Material Ancillary Agreements apply to the Executive, and the Executive will be bound by them, whether or not a Change in Control occurs or the Executive actually receives the benefits specified in Section 3.

10.
Duration of Agreement. This Agreement commences on the Effective Date and will continue until terminated as provided in this Section. This Agreement may be terminated only under the following circumstances:

(i)	At any time by the mutual written consent of the Executive and the Company; and

(ii)
By the Company at the end of each successive two-year period commencing on the Effective Date by giving the Executive written notice at least one year in advance of such termination, except that such termination and written notice will not be effective unless the Executive will be employed by the Company on the Separation from Service.

11.
Notices. Each party giving or making notice, request, demand or other communication (each, a “Notice”) under this Agreement shall give the Notice in writing and use one of the following methods of delivery: personal delivery, registered or certified mail with return receipt requested, nationally recognized overnight courier, fax or e-mail. Such Notice shall be addressed to the last address provided by the party receiving Notice. Notices are not effective unless compliant with this Section and provided within the timeframes required in this Agreement.

12.
Integration. This Agreement together with the Material Ancillary Agreements constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof and merges and supersedes all prior discussions, agreements (written and verbal) and understandings between the Company and the Executive with respect to such matters.

13.	Miscellaneous.

(a)
This Agreement will be binding upon and inure to the benefit of the Executive, the Executive’s personal representatives and heirs and the Company and any successor of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

(b)
Should any provision of this Agreement be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable. The invalidity or unenforceability of any provision of this Agreement (or the Material Ancillary Agreements) shall in no way affect the validity or enforceability of any other provision hereof.

(c)	This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(d)	This Agreement may be executed in one or more counterparts, which together shall constitute a single agreement.

[REMAINDER INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

WEST PHARMACEUTICAL SERVICES, INC.

By:
DAVID MONTECALVO                    Eric M. Green
President & Chief Executive Officer

EXHIBIT VI

August 24 , 2016

David Montecalvo

Re:    Severance Agreement

Dear David:
In consideration of your employment as Senior Vice President, Global Operations and Supply Chain for West Pharmaceutical Services, Inc. (the “Company”), and in accordance with the terms of your Offer Letter, dated August 24, 2016, to which this Severance Agreement is Exhibit VI (the “Offer Letter”), you and the Company, intending to be legally bound, agree to the following:

1.
Termination of Employment During First Two Years of Employment. Subject to Section 3, you will be entitled to the benefits specified in Section 2 if on or before the second anniversary of your Start Date as defined in the Offer Letter, (i) your employment is terminated by the Company, other than for Cause (as such term is defined in the Sign-On Bonus Repayment Agreement which is Exhibit I to the Offer Letter (the “Repayment Agreement”)), or (ii) you terminate employment for Good Reason (as defined in the Repayment Agreement). You will not be entitled to the benefits specified in Section 2 if your employment terminates for any other reason, including, without limitation, your voluntary resignation, death, or disability, or if your employment terminates for any reason after the second anniversary of your Start Date.

2.
Benefits Payable Upon Certain Terminations of Employment. Upon termination of employment as set forth in Section 1 and subject to Section 3, you shall be entitled to a lump-sum cash severance amount of $450,000 payable on the first normal payroll date following five business days after your covered termination of employment.

3.
Release. You shall be entitled to the amounts, payments and benefits set forth in Section 2 only following the execution and effectiveness (without revocation) of a waiver and release of all claims related to your employment or termination thereof (other than claims under this Severance Agreement) in the form and manner presented by the Company.

4.
Non-Disparagement. You understand and agree that as a condition for payment to you of the amounts and benefits provided under this Severance Agreement, you shall not make any false, disparaging or derogatory statements to any third party, including, without limitation, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company, the Company’s employees or consultants, or the Company’s business affairs and financial condition. You agree further that you will not at any time speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business of the Company, or the business or personal reputations of any of the Company’s employees.

5.
Cooperation. You agree to cooperate with the Company with respect to all matters arising during or related to your employment about which you have personal knowledge because of your employment with the Company, including but not limited to all matters (formal or informal) in connection with any government investigation, internal Company investigation, litigation (potential or ongoing), administrative, regulatory, or other proceeding which currently exists, or which may have arisen before or arise following the signing of this Severance Agreement. Such cooperation will include, but not be limited to, your willingness to be interviewed by representatives of the Company, and to participate in such proceedings by deposition or testimony. You understand that the Company agrees to reimburse you for your reasonable out-of-pocket expenses (not including attorney's fees, legal costs or your lost time or opportunity) incurred in connection with such cooperation.

6.	Confidentiality; Return of Property.

a)
You confirm your obligations under your Confidentiality and Non-Disclosure Agreement(s) with the Company in effect from time-to-time, as amended. You further understand and agree that as a term and condition of receiving the benefits provided under this Severance Agreement, you agree to maintain as confidential, the terms and contents of this Severance Agreement except (a) as needed to obtain legal counsel, financial, or tax advice; (b) to the extent required by federal, state or local law or by order of court; or, (c) as otherwise agreed to in writing by an officer of the Company.

b)	You agree within two business days following termination to return to the Company all Company-

owned property in your possession or control, including, but not limited to, keys, files, records (and copies thereof), computer hardware, software, printers, wireless handheld devices, cellular phone, pagers, Company identification, Company vehicles and any materials of any kind which contain or embody any proprietary or confidential information of the Employer or its customers. You further agree to leave intact all electronic Employer documents, including, but not limited to, those which you developed or helped develop during your employment.

7.
Payments Final. In the event of a termination of your employment under the circumstances described in this Severance Agreement, the arrangements provided for by this Severance Agreement, or any other agreement between the Company and you in effect at that time and by any other applicable plan of the Company in which you then participate shall constitute the entire obligation of the Company to you, and performance of that obligation shall constitute the settlement of any claim that you might otherwise assert against the Company on account of such termination.

8.
Duration of Agreement. This Severance Agreement may not be terminated by either party, except that this Severance Agreement may be terminated at any time by the mutual written consent of you and the Company.

9.
Enforcement. You acknowledge that a breach of this Severance Agreement will cause the Company immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate. The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of this Severance Agreement. Should any provision of this Severance Agreement be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable. The Company may contact any person with or for whom you work after your employment by the Company ends and may send that person a copy of this Severance Agreement.

10.	Miscellaneous.

a)
Neither this Severance Agreement nor any of the rights arising hereunder may be assigned or pledged by you, however, this Severance Agreement will inure to the benefit of the successors and assigns of the Company.

c)	This Severance Agreement shall in no way bind you or the Company to a specific term of employment.

a)
The invalidity or unenforceability in any respect of any provision of this Severance Agreement shall not affect the validity or enforceability of such provision in any other respect or the validity or enforceability of any other provision.

b)	The headings or titles of Sections appearing in this Severance Agreement are provided for convenience and are not to be used in construing this Severance Agreement.

c)	This Severance Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

d)
This Severance Agreement, and the documents referenced herein, constitute the entire agreement and understanding between the Company and you relating to the subject matter hereof, and supersedes all prior agreements, which shall be deemed to be terminated upon the date of this Severance Agreement, arrangements and understandings, written or oral, between the Company and you.

[SIGNATURE PAGE FOLLOWS]

If you are in agreement with the foregoing, please so indicate by signing and returning to the Company the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and the Company and our mutual intention to be legally bound as of the date and year first written above.
Very truly yours,
WEST PHARMACEUTICAL SERVICES, INC.

By:     ______________________________
Eric M. Green
President & Chief Executive Officer

Accepted and Agreed:

David Montecalvo                Date

EXHIBIT VII

Employee Benefits